P R O S P E C T U S

                             MIDDLESEX WATER COMPANY
              DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN
                        COMMON STOCK (WITHOUT PAR VALUE)

Dear Investor:

     Middlesex Water Company (the "Company") is pleased to offer the Middlesex Water Company Dividend Reinvestment and Common Stock Purchase Plan (the "Plan"). The Plan is a direct stock purchase plan designed to provide existing holders of Company Common Stock with a convenient method to purchase additional shares and to reinvest cash dividends paid on the Company's Common Stock in the purchase of additional shares of Common Stock.

     Key features of the Plan are summarized below:

     o If you currently own at least one share of Common Stock, registered in your name, you may participate by completing and returning an enrollment form and following the instructions set forth in this Prospectus.

     o To open a new Plan account, you will be required to authorize the reinvestment of dividends on at least ten (10) shares.

     o Once you have enrolled, you may elect to have dividends on all or part of your shares automatically reinvested in shares of Common Stock at market prices.

     o In addition, you may invest optional cash payments of $25 or more (maximum $25,000 per calendar quarter) in the purchase of Common Stock at market prices.

     o Eligible employees of the Company (and its subsidiary companies and affiliated companies) have the additional option of utilizing automatic payroll deduction to purchase shares.

     o As a participant, you may (but are not required to) deposit your Company Common Stock certificates with the Plan Agent for safekeeping.

     o The Company may, from time to time, make shares available to Plan participants at a discount of up to five percent (5%) from market prices.

     This Company has reserved a total of 1,700,000 shares of Common Stock to be used in connection with the Plan. As of the date of this Prospectus, 812,214 shares remain available for issuance under the Plan. Although the Plan contemplates the continued payment of quarterly dividends, the Company can make no assurances in that regard.

                                   Sincerely,

                                       /s/ J. Richard Tompkins
                                       --------------------------------
                                          J. Richard Tompkins
                                          Chairman of the Board and President

                        ---------------------------------
          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
                  PASSED UPON THE ACCURACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                        ---------------------------------
                 THE DATE OF THIS PROSPECTUS IS JANUARY 25, 2000

MIDDLESEX WATER COMPANY

     Middlesex Water Company has served as a regulated water utility in central New Jersey since 1897. Since 1992, the Company has operated water systems, through subsidiary corporations, in other parts of New Jersey and in Delaware.

     The Company's primary business is treating and distributing water on a retail basis to residential, commercial, industrial and fire protection customers in parts of New Jersey and Delaware. As of the date of this Prospectus, we serve approximately 70,000 retail customers and provide water and treatment services under contract to four municipalities and two municipal utilities authorities. We also operate a wastewater system serving 2,200 retail customers and, under contract, a municipal wastewater system in New Jersey. Effective as of January 1, 1999, we operate and maintain both the 8,500 customer water system and wastewater system of the City of Perth Amboy, New Jersey, under a 20-year operating agreement. Our subcontractor is directly responsible for carrying out the operation and maintenance of Perth Amboy's wastewater system.

     We are regulated as to rates charged to customers for water and wastewater services, as to the quality of water we provide and as to certain other matters. Our revenues and income are significantly affected by the timing and amounts of rate increases approved by regulatory authorities.

AVAILABLE INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Middlesex Water Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly files reports, proxy statements and other information with the Securities and Exchange Commission. These materials may be inspected and copied at the public reference facilities of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the SEC regional offices at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies may be obtained by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a Web site that contains all filings made electronically by registrants like Middlesex Water Company, accessible at http://www.sec.gov. The Common Stock of the Company is traded on the NASDAQ market, where the Company's filings may also be inspected.

     The Company has filed the following documents with the SEC. They are hereby incorporated in the Prospectus by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1998.

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

     3. The Company's latest Proxy Statement for an Annual Meeting of Shareholders, dated April 19, 1999.

     4. The description of the Company's Common Stock contained in Registration Statement on Form S-3, dated November 30, 1998.

     All documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 Act after the date of this Prospectus and prior to the termination of this offering of Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

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
                            DESCRIPTION OF THE PLAN

PURPOSE OF THE PLAN

1.  What is the purpose of the Plan?

     The purpose of the Plan is to promote long-term stock ownership among existing investors in the Company by providing a convenient and economical method to purchase shares of Common Stock and reinvest cash dividends in shares of Common Stock.

ADVANTAGES OF THE PLAN

2.  What are the advantages of the Plan?

     o Cash dividends on the shares held in your Plan account can be automatically reinvested in shares of Common Stock.

     o You pay no commission or service charge on purchases made under the Plan.

     o You may purchase shares of Common Stock with optional cash payments of at least $25, subject to a maximum of $25,000 per calendar quarter.

     o Full investment of the funds you choose to invest is possible because fractional shares, as well as whole shares, will by credited to your Plan account.

     o Safekeeping of the shares held in your account is assured since those share certificates are not issued to you directly.

     o For simplified recordkeeping, you will receive regular statements of your Plan account.

     o If you are employed by the Company (or its subsidiaries and other affiliates), and are otherwise eligible to participate, you may make purchases through a program of regular payroll deductions.

ADMINISTRATION OF THE PLAN

3.  Who administers the Plan?

     The Plan is administered by Registrar and Transfer Company of Cranford, New Jersey (the "Plan Agent"). As Plan Agent, Registrar and Transfer Company keeps records, sends statements of account to Plan participants and performs other duties relating to the Plan. The Common Stock purchased in your Plan account will be registered in the name of the Plan Agent, or its nominee, as your agent. You may, at any time, withdraw all or any part of the shares held in your Plan account. (See Questions 31 and 35.) Special arrangements may be made with the Plan Agent if you are an institution that is required by law to maintain physical possession of share certificates.

4.  How do I contact the Plan Agent or the Company?

                        PLAN AGENT                              COMPANY
                        ----------------------------------      ------------------------
Written Inquiries:      Middlesex Water Company                 Middlesex Water Company
                        c/o Registrar and Transfer Company      1500 Ronson Road
                        Dividend Reinvestment Department        Iselin, New Jersey 08830
                        10 Commerce Drive                       Attn: Investor Relations
                        Cranford, New Jersey 07016              (732) 634-1500
Phone Inquiries:        (800) 368-5948

5.  What kind of reports will be sent to participants in the Plan?

     As a participant, you will receive a statement of your account as soon as practicable after each transaction (i.e., dividend reinvestment, optional cash payments, share withdrawals, transfers, etc.) is posted to your Plan account. You should retain these statements in order to establish the cost basis of shares purchased under the Plan for income tax and other purposes. In addition, you will receive all communications sent to all other shareholders, such as annual and quarterly reports, proxy statements and income tax information for reporting dividends paid.

PLAN ELIGIBILITY AND ENROLLMENT

6.  How does a Company shareholder become eligible to participate in the Plan?

     If you are already a registered shareholder of Common Stock (that is, your share certificates are registered directly in your name), you may enroll in the Plan by completing and returning the Authorization Form to the Plan Agent and following the instructions set forth in the following paragraph. If the stock you own is registered in more than one name (i.e., joint tenants, trustees, etc.), all registered holders must sign the Authorization Form. In addition, if the stock you own is registered in different names (i.e., "John Smith" and "J. Smith"), you must submit an Authorization Form for each registration in order to participate fully in the Plan.

     To open a new Plan account, you will be required to authorize the reinvestment of dividends on at least ten (10) shares of Company stock. If you currently own fewer than ten (10) registered shares, you may meet this enrollment requirement by authorizing the reinvestment of dividends on the registered shares you currently own and including an optional cash payment with your Authorization Form sufficient to purchase the remainder of the ten (10) shares required to enroll. (Company employees should also refer to Question 11.)

7. I already own shares, but they are held by my bank or broker and registered in "street name." How can I participate?

     If you currently own shares of Common Stock that are held on your behalf by a bank or broker (that is, in "street name"), you will need to arrange with your bank or broker to have at least one share registered directly in your name in order to be eligible to participate. Once the share(s) is registered in your name, you may then enroll in the Plan as described in Question 6. (Company employees should also refer to Question 11.)

8.  I am not currently a shareholder. Can I participate in the Plan?

     You will first need to become a shareholder of record by purchasing at least one share of Common Stock, and having a stock certificate issued in your name. You then may enroll in the Plan as described in Question 6. (Company employees should also refer to Question 11.)

9.  Are there fees associated with enrollment?

     No. The Company pays all fees, administrative and other expenses related to your Plan enrollment. However, you may incur certain charges for certain other transactions, requests or withdrawals under the Plan. (See Questions 25, 33 and 35.)

10. Are there any restrictions on participation in the Plan by shareholders residing outside the United States?

     Regulations in certain countries may limit or prohibit participation in services provided under this type of program. Therefore, persons residing outside the United States should first determine whether they are subject to any governmental regulations prohibiting or limiting their participation before requesting any of the services provided through the Plan.

11. Are there special eligibility or enrollment rules applicable to Company employees?

     Yes, if you are a Company employee or are an employee of one of the Company's subsidiaries (which for purposes of the Plan, includes a subsidiary of one of the Company's subsidiaries), you have the additional option of purchasing shares through automatic payroll deductions. (See Question 22 for details.) Employees who participate through the automatic payroll deduction option may open a Plan account simply by completing an Authorization Form and returning it to the Company (the ten (10) share minimum reinvestment requirement discussed in Question 6 is not applicable to employees participating through automatic payroll deduction).

Employees of municipalities and municipal utility authorities under contract with the Company are not eligible to participate through automatic payroll deductions.

DIVIDEND REINVESTMENT

12.  What dividend reinvestment options are available in the Plan?

     (a) "Full Dividend Reinvestment"--Under this option, you direct the Company to reinvest the dividends on all of the shares of Common Stock registered in your name, as well as shares credited to your account under the Plan. In addition, you may make additional investments by making optional cash payments;

     (b) "Partial Dividend Reinvestment"--Under this option, you direct the Company to reinvest the dividends on a portion of the shares of Common Stock registered in your name. Dividends on shares credited to your account under the Plan will be reinvested fully. In addition, you may make additional investments by making optional cash payments; or

     (c) "Optional Cash Payments Only"--Under this option, you may participate in the Plan by making optional cash payments only. The Plan Agent will continue to pay cash dividends on the shares you hold outside the Plan. Dividends on shares credited to your account under the Plan (i.e., through the optional cash investments) will be reinvested fully.

     The Plan Agent will return your Authorization Form to you, if you fail to select one of these options or fail to sign the Authorization Form.

13. Must my dividends be reinvested automatically to the extent I have chosen either Full Dividend Reinvestment or Partial Dividend Reinvestment?

     Yes. To the extent you have elected to participate in the Plan, cash dividends on those shares which are subject to reinvestment will be reinvested automatically in additional shares of Common Stock.

14.  When will my dividends be reinvested and at what price?

     If you are enrolled in the Plan as of an applicable "record date" for dividends, either all or part of the dividends on your shares (depending on which option you have chosen) will be used to purchase shares of Common Stock as of the applicable dividend payment dates. Cash dividends on the Company's Common Stock, when and as declared, are generally payable on the first business day of March, June, September and December.

     The price of the Common Stock to be purchased under the Plan is addressed in Questions 24 and 25.

15. Will I be charged fees for participating in the dividend reinvestment program?

     No. You will not be charged any fees in connection with the reinvestment of your dividends under the Plan. However, you may incur certain charges for certain other transactions, requests or withdrawals under the Plan. (See Questions 25, 33 and 35.)

OPTIONAL CASH PAYMENTS

16. How does the cash payment option work? What are the minimum and maximum amounts for optional cash payments?

     As a Plan participant, you may make optional cash payments at any time in amounts of at least $25, subject to a limitation of $25,000, per calendar quarter.

17.  How do I make an optional cash payment?

     If you choose to make an optional cash payment at the time of your enrollment in the Plan, you may do so by enclosing a check or money order made payable to the Plan Agent (that is, "Registrar and Transfer Company") with your Authorization Form. Thereafter, you may make optional cash payments by sending a check or money order, together with the cash payment form attached to the statement of account you receive from the Plan Agent, to the Plan Agent (that is, "Registrar and Transfer Company").

18.  When will optional cash payments be invested?

     If the Plan Agent receives your optional cash payment at least ten days prior to the end of any month, it will invest your funds on the first business day of the next month. If the Plan Agent receives your payment fewer than ten days prior to the end of any month, it will hold your funds and invest them on the first business day of the month following the next month. Only shares which are purchased prior to the applicable record date for dividends will be entitled to receive dividends. No interest will be paid on amounts held by the Plan Agent pending investment.

19.  Will I be charged fees for optional cash payments?

     No. You will not be charged any fees in connection with your optional cash payments. However, you may incur certain charges for certain other transactions, requests or withdrawals under the Plan. (See Questions 25, 33 and 35.)

20.  Under what circumstances may an optional cash payment be returned to me?

     If the Plan Agent receives a written request from you to return your optional cash payment at least two days prior to the day on which the Plan Agent is scheduled to purchase shares for you, the Plan Agent will return your payment.
            NO INTEREST WILL BE PAID ON AMOUNTS HELD BY THE PLAN AGENT.

21.  How are payments with "insufficient funds" handled?

     If an optional cash payment is made by a check drawn on insufficient funds or incorrect draft information, or the Plan Agent otherwise does not receive the money, the requested purchase will be deemed void, and the Plan Agent will immediately remove from your account any shares already purchased upon the prior credit of such funds. The Plan Agent may, at its discretion, sell such shares to satisfy any uncollected amounts or return such shares to the Company. If the net proceeds from any sale of such shares are insufficient to satisfy the balance due, the Plan Agent may sell additional shares from your account as necessary to satisfy the uncollected balance.

22. I am an employee eligible to participate (See Question 11). How can I make optional cash payments though automatic payroll deductions?

     If you are an eligible employee (See Question 11) and you have completed six months of consecutive employment and you have already enrolled in the Plan (See Questions 6, 7, and 8), you can enroll to make optional cash payments through automatic payroll deductions by completing an Employee Authorization Form and submitting it to the Company (if you have not previously enrolled in the Plan, you may do so at the same time you enroll to make optional payroll deductions). The Company (and the Plan Agent) must receive your forms sufficiently in advance of your next paycheck to allow for processing. If you are paid weekly, you may authorize payroll deductions in a specified whole-dollar amount from each regular paycheck, subject to a $5 minimum and $100 maximum per pay period. If you are paid biweekly, the minimum deduction is $10 and the maximum deduction is $200 per pay period. Payroll deductions will be counted against the limitation on optional cash payments discussed in Question
16. Once authorized, payroll deductions will continue until changed or terminated by you.
            NO INTEREST WILL BE PAID ON PAYROLL DEDUCTIONS HELD BY THE
                   COMPANY OR THE PLAN AGENT PENDING INVESTMENT.

PURCHASE OF COMMON STOCK

23.  What is the source of Company Common Stock purchased through the Plan?

     Share purchases will be made directly from the Company.

24. How many shares of Common Stock will be purchased under the Plan and what will be the price of shares?

     Your Plan account will be credited with the number of shares (including fractional shares, computed to four decimals) equal to the amount invested for your Plan account divided by the applicable price per share. Shares purchased under the Plan will be purchased and credited to your account at the average of the daily averages of the high and low sales prices of Company Common Stock as reported on the Over-the-Counter Market as quoted on NASDAQ for the five days on which the Common Stock was traded immediately preceding and ending on the applicable date of purchase.

25.  Will the Company offer discounts on the price per share?

     Subject to certain limitations, the Company may, from time to time, offer shares to Plan participants at a discount of up to five percent (5%) from the purchase price described in Question 24. The following conditions will apply if and when the Company offers shares at a discount: (i) the Company may limit the number of shares offered at the discounted price; (ii) the Company may limit the time period during which the discounted price is in effect (but in no event will the time period be less than ninety (90) days); (iii) if you purchase shares at the discounted price and subsequently withdraw shares from your Plan account within six (6) months after the date of purchase, you will be charged a withdrawal fee equal to the applicable per share reduction in purchase price on all shares withdrawn (up to a maximum of the number of shares purchased at the discounted price). The withdrawal fee will be charged against your Plan account at the time of withdrawal, and will also apply to any purchases of shares made at the discounted price through automatic dividend reinvestment and employee payroll deductions (if applicable) during the six month period before the date of withdrawal.

26.  Will I be charged fees in connection with purchases under the Plan?

     No. There are no brokerage fees or service charges applicable to purchases made under the Plan. However, you may incur certain charges for certain other transactions, requests or withdrawals under the Plan. (See Questions 25, 33 and 35.)

CUSTODIAL SERVICE

27.  How does the custodial service (book-entry shares) work?

     All shares of Company Common Stock that are purchased through the Plan will be held by the Plan Agent and reflected in book-entry form in your account on the records of the Plan Agent. If you hold Company Common Stock certificates you may also, at any time, deposit those certificates for safekeeping with the Plan Agent, and the shares represented by the deposited certificates will be included in the book-entry form in your Plan account.

28.  How do I deposit my Company Common Stock certificates with the Plan Agent?

     To deposit certificates into the Plan, you should send your certificates, by registered and insured mail, to the Plan Agent, with your written instructions to deposit the shares represented by the certificates to your Plan account.
            THE CERTIFICATES SHOULD NOT BE ENDORSED AND THE ASSIGNMENT
                        SECTION SHOULD NOT BE COMPLETED.

29.  Are there any charges associated with this custodial service?

     No. There is no cost to you either for having the Plan Agent hold the shares purchased for you through the Plan or for depositing with the Plan Agent the stock certificates you hold for the purpose of adding the shares to your book-entry share position. However, you may incur certain charges for certain other transactions, requests or withdrawals under the Plan. (See Questions 25, 33 and 35.)

ISSUANCE OF STOCK CERTIFICATES

30.  Will stock certificates be issued for shares acquired through the Plan?

     No. Stock certificates will not be issued for shares in a Plan account unless a specific request is made to the Plan Agent.

31.  How do I request a stock certificate?

     Certificates for full shares held in the Plan may be obtained, without charge, by writing to the Plan Agent and requesting the issuance of shares in certificate form.
            CERTIFICATES FOR FRACTIONAL SHARES WILL NOT BE ISSUED
                         UNDER ANY CIRCUMSTANCES.

32.  Can I pledge or assign the shares held in my Plan account?

     No. Shares held in your Plan account may not be pledged or assigned. If you wish to pledge or assign your shares, you first must write to the Plan Agent and request the issuance of shares in certificate form.

GIFTS AND TRANSFERS OF SHARES

33.  Can I transfer shares that I hold in the Plan to someone else?

     Yes. Subject to compliance with any applicable laws, you may transfer ownership of some or all of your Plan shares by sending the Plan Agent written, signed transfer instructions. You will be responsible for any applicable taxes in connection with the transfer. Signatures of all registered holders must be "Medallion Guaranteed" by a financial institution participating in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing is in fact the owner as indicated on the participant's account.

     You may transfer shares to new or existing shareholders. If you are opening a new Plan account for the transferee, you must include a completed Authorization Form with the gift/transfer instructions; however, a new Plan account will not be opened as a result of a transfer of fewer than ten (10) shares, unless you (i) authorize the reinvestment of dividends on the shares to be transferred and (ii) include an optional cash payment with your transfer instructions sufficient to purchase the remainder of the ten (10) shares required to enroll.

CHANGING METHOD OF PARTICIPATION AND WITHDRAWAL

34.  How do I change my method of participation in the Plan?

     You may change your method of participation at any time by completing a new Authorization Form and returning it to the Plan Agent.

35.  How do I close my Plan account?

     You may terminate your participation in the Plan by giving written notice to the Plan Agent. Upon termination, you must elect either (a) to receive a certificate for the number of whole shares held in your Plan account and a check for the value of any fractional share (which value will be based on the closing market price of the Common Stock on the first day that the stock is traded after the withdrawal request is received); or (b) to have all of the shares in your Plan account sold for you. If you request that your shares be sold, the Plan Agent will make the sale in the market, if practicable, within ten trading days after receipt of the request. You will receive the proceeds of sale, less any brokerage commission and transfer tax. Receipt by the Plan Agent of due notice of a participant's death or incompetence shall be deemed a notice of withdrawal.

     Any certificates issued upon termination will be issued in the name or names in which the account is registered, unless otherwise instructed. If the certificate is to be issued in a name other than the name or names on your Plan account, your signature (and that of any co-owner) on the instructions or stock power must be "Medallion Guaranteed" by a financial institution participating in the Medallion Guarantee program. (See Question 33.) You will be responsible for any applicable taxes in connection with the transfer. No certificates will be issued for fractional shares.

     The Plan Agent will process notices of withdrawal and send proceeds to you as soon as practicable, without interest. If a notice of withdrawal is received on or after an ex-dividend date but before the related dividend payment date, the withdrawal will be processed as described above and a separate dividend check will be mailed as soon as practicable following the payment date. Thereafter, cash dividends will be paid out to the shareholder and not reinvested in Company Common Stock.

     If a notice of withdrawal is received by the Plan Agent at least two days prior to an optional cash payment purchase date, any optional cash payment held by the Plan Agent will be returned to you as soon as practicable.

     Plan withdrawals made within six months after a purchase at a discounted price described in the answer to Question 25 are subject to the withdrawal fee explained in that answer.

     Employees participating through payroll deduction also must contact the Company. (See Question 36.)

36. I am an eligible employee investing though payroll deductions, do I need to do anything else to withdraw?

     Yes. In addition to sending a withdrawal request to the Plan Agent, you must notify the Company in writing in order to discontinue the payroll deductions. The Company must receive your request sufficiently in advance of your next paycheck to allow for processing. Any amounts held by the Company or the Plan Agent which have not been invested, will be returned to you, without interest.

37.  May I terminate automatic payroll deductions and still remain in the Plan?

     Yes. As an eligible employee, you may decide to terminate your payroll deductions but choose to leave your shares in the Plan and otherwise continue to participate. In such an instance, you may continue to make optional cash payments directly to the Plan Agent.

38.  After withdrawing from the Plan, may I later re-enroll?

     Generally, yes. As an eligible employee, you may re-enroll by following the procedures for enrollment described above; however, the Company reserves the right to reject your enrollment form if it believes that your participation may be contrary to the general intent of the Plan (promoting long-term ownership of Company shares) or in violation of applicable law.

39.  Can the Company unilaterally terminate my participation in the Plan?

     The Company reserves the right to terminate you from the Plan if fewer than ten (10) shares of Common Stock are held in your Plan account and you no longer remain a record holder of Company Common Stock subject to automatic dividend reinvestment under the Plan. In such a case, you will be issued a check for the cash value of any fractional share in your Plan account. In addition, the Company reserves the right to terminate you from the Plan if it believes that your participation may be contrary to the general intent of the Plan (promoting long-term ownership of Company shares) or in violation of applicable law.

ADDITIONAL INFORMATION

40. How would a stock split, stock dividend or rights offering affect my account?

     Any shares resulting from a stock split or stock dividend paid on shares held in custody for you by the Plan Agent will be credited to your book-entry position. Of course you may request a certificate at any time for any or all of your shares. (See Question 31.) Stock dividends or split shares distributed on any certificated shares registered in your name will be mailed directly to you in the same manner as to stockholders who are not participating in the Plan.

     Warrants representing rights on any shares registered in your name and on shares credited to your Plan account, will be mailed directly to you in the same manner as to stockholders not participating in the Plan.

41.  How do I vote my Plan shares at shareholders' meetings?

     As a Plan participant, you will be sent a proxy statement in connection with each meeting of the Company's shareholders, together with a proxy card representing the shares registered directly in your name and the whole shares held by the Plan Agent in your Plan account. This proxy card, when signed and returned, will be voted as you indicate. If the proxy card is not returned or if it is returned unsigned, the shares will not be voted unless you or a duly appointed representative votes in person at the meeting. As is the case with stockholders not participating in the Plan, if no instructions are indicated on a properly signed and returned proxy card, all of the shares represented by the proxy card will be voted in accordance with the recommendations of the Company's management.

42.  Can the Plan be changed or discontinued?

     While the Company intends at the present time to continue the Plan indefinitely, the Company reserves the right to amend, suspend, modify or terminate the Plan at any time. Notice of any such amendment, suspension, modification or termination will be sent to all Plan participants. The Plan Agent reserves the right to resign at any time upon reasonable notice to the Company in writing. The Company reserves the right to elect and appoint at any time a new agent including itself or its nominee to administer the Plan.

     Upon termination of the Plan by the Company, the Company or the Plan Agent, as the case may be, will return any uninvested optional cash payments and payroll deductions, issue a certificate for whole shares credited to each account under the Plan, and make a cash payment for any fractional share credited to each account.

43.  Who interprets and regulates the Plan?

     The Company reserves the right to interpret the Plan as may be necessary or desirable in connection with the operation of the Plan.

                            LIMITATION OF LIABILITY

     IF YOU CHOOSE TO PARTICIPATE IN THE PLAN, YOU SHOULD RECOGNIZE THAT NEITHER THE COMPANY NOR THE PLAN AGENT CAN ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON THE SHARES THAT YOU PURCHASE UNDER THE PLAN.

     Neither the Company nor the Plan Agent, in administering the Plan, will be liable for any act done in good faith or for any good faith omission to act, including without limitation any claim of liability arising out of failure to terminate a participant's account upon such participant's death or incompetence, the price at which shares are purchased or sold for the participant's account, the times when purchases or sales are made, or fluctuations in the market value of Company Common Stock. This limitation of liability will not constitute a waiver by any participant of his or her rights under the federal securities laws.

     Although the Plan provides for the reinvestment of dividends, the declaration and payment of dividends will continue to be determined by the Board of Directors of the Company in its discretion, depending upon future earnings, the financial condition of the Company and other factors. The amount and timing of dividends may be changed, or the payment of dividends terminated, at any time without notice.

                          U.S. FEDERAL INCOME TAXATION

     Cash dividends reinvested under the Plan will be taxable for U.S. Federal income tax purposes as having been received by a participant even though the participant has not actually received them in cash. Each participant will receive an annual statement from the Plan Agent indicating the amount of reinvested dividends reported to the U.S. Internal Revenue Service as dividend income.

     A participant will not realize gain or loss for U.S. Federal income tax purposes upon a transfer of shares to the Plan or the withdrawal of whole shares from the Plan. Participants will, however, generally realize gain or loss upon the receipt of cash for fractional shares held in the Plan. Gain or loss will also be realized by the participant when whole shares are sold by the participant after withdrawal from the Plan. The amount of gain or loss will be the difference between the amount that the participant receives for the shares or fraction of a share sold and the participant's tax basis therefor. In order to determine the tax basis for shares or any fraction of a share credited to a participant's account, each participant should retain all account statements and transaction advices.

     Plan participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax on dividends paid on shares held in the Plan. The Plan Agent is required to withhold from dividends paid the appropriate amount determined in accordance with Internal Revenue Service regulations. Where applicable, this withholding tax is determined by treaty between the United States and the country in which the participant resides. In addition, dividends paid on shares in Plan accounts are subject to the "backup withholding" provisions of the Internal Revenue Code. Accordingly, the amount of any dividends, net of the applicable withholding tax, will be credited to participant Plan accounts for investment in additional shares of Company Common Stock.

     The foregoing does not purport to be a comprehensive summary of all of the tax considerations that may be relevant to a participant in the Plan and does not constitute tax advice. The summary does not reflect every possible outcome that could result from participation in the Plan, and does not consider any possible tax consequences under various state, local, foreign or other tax laws. Each participant is urged to consult his or her own tax advisor regarding the tax consequences applicable to his or her particular situation before participating in the Plan or disposing of shares purchased under the Plan.

                                USE OF PROCEEDS

     Shares purchased for Plan participants with reinvested cash dividends and optional cash investments will, at the Company's option, be shares newly issued by the Company or shares held in the Company's treasury. The Company and the Plan Agent are unable to estimate the number of shares, if any, that will be purchased directly from the Company under the Plan or the amount of proceeds from any such shares. The net proceeds will be used by the Company for general corporate purposes.

                                 LEGAL MATTERS

     The legality of the Common Stock covered hereby will be passed upon for the Company by Norris, McLaughlin & Marcus, P.A., 721 Route 202-206, P.O. Box 1018, Somerville, New Jersey 08876-1018.

                                    EXPERTS

     The consolidated financial statements incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance upon the report of Deloitte & Touche LLP , independent accountants, given on the authority of such firm as experts in accounting and auditing.

                                INDEMNIFICATION

     The Company's By-Laws provide for indemnification of officers, directors and employees of the Company in certain circumstances for certain liabilities and expenses. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

         THIS PROSPECTUS SHOULD BE RETAINED BY PARTICIPANTS IN THE PLAN FOR FULL REFERENCE.

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     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF ANY OTHER INFORMATION OR REPRESENTATIONS ARE GIVEN OR MADE, YOU MUST NOT RELY ON THEM AS HAVING BEEN AUTHORIZED.

     This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy shares of Company Common Stock in any state or other jurisdiction to any person to whom it is unlawful to make such an offer or solicitation.

     Neither the delivery of this Prospectus nor any sale made hereunder should be deemed to imply that there has been no change in the affairs of the Company since the date of this Prospectus or that the information herein is correct as of any time subsequent to its date. This Prospectus relates only to the Common Stock offered hereby and is not to be relied upon in connection with the purchase or sale of any other securities in the Company.

                            ------------------------

                               TABLE OF CONTENTS

                                                 PAGE
                                                 ----
Middlesex Water Company.......................     2
Available Information; Incorporation of
  Certain Documents by Reference..............     2
Description of the Plan.......................     3
    Purpose of the Plan.......................     3
    Advantages of the Plan....................     3
    Administration of the Plan................     3
    Plan Eligibility and Enrollment...........     4
    Dividend Reinvestment.....................     5
    Optional Cash Payments....................     5
    Purchase of Common Stock..................     6
    Custodial Service.........................     7
    Issuance of Stock Certificates............     7
    Gifts and Transfers of Shares.............     8
    Changing Method of Participation and
      Withdrawal..............................     8
    Additional Information....................     9
Limitation of Liability.......................    10
U.S. Federal Income Taxation..................    10
Use of Proceeds...............................    11
Legal Matters.................................    11
Experts.......................................    11
Indemnification...............................    11

                                   MIDDLESEX
                                     WATER
                                    COMPANY

                             DIVIDEND REINVESTMENT
                                AND COMMON STOCK
                                 PURCHASE PLAN

                               ------------------
                              P R O S P E C T U S
                               ------------------

                                    ADDRESS:
                                1500 Ronson Road
                                 P.O. Box 1500
                         Iselin, New Jersey 08830-0452

                            Dated: January 25, 1999

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